Exhibit 23.1

KPMG LLP

Suite 1900

111 Congress Avenue

Austin, TX 78701-4091

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-291117) on Form S-3 and (Nos. 333-239224, 333-239707, 333-256466, and 333-296401) on Form S-8 of CECO Environmental Corp. of our reports dated May 21, 2026, with respect to the consolidated financial statements of Thermon Group Holdings, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Austin, Texas

July 30, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.